Exhibit 10.3

AGREEMENT RELATING TO DEFERRED COMPENSATION

This Agreement made and entered into as of June 28, 2013 by and between Carmike Cinemas, Inc. (“Employer”) and                      (“Employee”) (A) amends that Deferred Compensation Agreement between the Employer and Employee dated as of                     , as thereafter amended (the “Old Deferred Compensation Agreement”) and (B) evidences a new agreement to provide deferred compensation as described in B below, each effective as of June 30, 2013 (the “Effective Date”).

A.	Amendment of Old Deferred Compensation Agreement

The Old Deferred Compensation Agreement is hereby amended as follows, notwithstanding any contrary provision of the Old Deferred Compensation Agreement:

1.	No amounts shall be paid by Employer under the Old Deferred Compensation Agreement to or on behalf of Employee for periods beginning after June 30, 2013 and the final payment made under the Old Deferred Compensation Agreement shall be for the calendar quarter ending June 30, 2013.

2.	Except as otherwise expressly amended herein, the terms and conditions of the Old Deferred Compensation Agreement as in effect immediately before the Effective Date shall remain in full force and effect.

B.	New Deferred Compensation Agreement

In lieu of the Old Deferred Compensation Agreement, the Employer and Employee agree to a new deferred compensation agreement as follows:

1.	For any period beginning after the Effective Date that Employee does not participate in the Corporation’s new deferred compensation plan (the “Deferred Compensation Plan”), the Corporation shall make a quarterly payment to Employee equal to 10% of the Employee’s base salary and cash bonus received in the immediately preceding calendar quarter, such amount (less applicable taxes) to be paid to the Executive within sixty (60) days after the end of such immediately preceding calendar quarter. For avoidance of doubt, the first such payment to Employee (assuming Employee does not participate in the Deferred Compensation Plan for such period) will be for base salary and cash bonus, if any, received in the third quarter of 2013.

2.	The obligation to make payments under this Agreement is unfunded and unsecured; all payments shall be made from the general assets of the Employer; and any claim shall be treated the same as a claim of any general and unsecured creditor of the Employer. No payment is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same will be void.

3.	Payments under this Agreement are intended to be exempt from Section 409A as short-term deferrals (within the meaning of Treasury Regulation § 1.409A-1(a)(4)) and are not subject to ERISA.

4.	The Employer may take whatever action that the Employer deems appropriate to satisfy applicable federal, state and local income tax withholding requirements.

C.	Miscellaneous

1.	This Agreement is not a contract of employment or a limitation on the Employer’s right to terminate the employment of Employee.

2.	This Agreement shall be construed in accordance with the laws of the State of Georgia and may only be amended in writing signed by both parties.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the Effective Date first set forth above.

EMPLOYER:

CARMIKE CINEMAS, INC.

By:

EMPLOYEE

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